Exhibit 10.1

STOCK PURCHASE AGREEMENT

dated as of July 31, 2018

among

VICTORY OILFIELD TECH, INC.

PRO-TECH HARDBANDING SERVICES, INC.

AND

STEWART MATHESON

 i

Disclosure Schedule

Exhibit A – Consulting Agreement

Exhibit B – Pledge and Security Agreement

 ii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of July 31, 2018 (the “Agreement”), among Victory Oilfield Tech, Inc., a Nevada corporation (the “Buyer”), Pro-Tech Hardbanding Services, Inc., an Oklahoma corporation (the “Company”), and Stewart Matheson (the “Seller”).

BACKGROUND

The Seller is the record and beneficial owner of 517 shares (the “Shares”) of the Common Stock, $1.00 par value per share (the “Common Stock”), of the Company constituting 100% of the issued and outstanding shares of Common Stock of the Company. The Seller desires to sell all of the Shares to the Buyer, and the Buyer desires to purchase all of the Shares from the Seller, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Shares, the “Acquisition”).

On June 21, 2018, the Buyer and the Seller entered into an escrow agreement (the “Escrow Agreement”) with UMB Bank, N.A., as escrow agent (the “Escrow Agent”), pursuant to which the Buyer deposited $150,000 (the “Deposit”) into an escrow account, which shall be applied towards the Purchase Price (as defined below) as described below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“Accounting Principles” means the accounting methods, principles or calculations historically used by the Company and its Subsidiaries and as set forth in Section 4.5 of the Disclosure Schedule, consistently applied.

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

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“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (v) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company has any present or future right to benefits sponsored or maintained by the Company or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, NY are authorized or required by Law to close.

“Change in Control” means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50% of the equity securities of the Company, as applicable, entitled to vote for members of the board of directors or equivalent governing body of the Company, as applicable, on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company, as applicable, cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body. For the avoidance of doubt, the transactions contemplated by this Agreement shall not constitute a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles of Company in effect as of the date of Closing.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, including copyright registrations, copyright applications and unregistered common law copyrights; (v) and all licenses for the Intellectual Property listed in items (i) – (iv) above.

“IRS” means the Internal Revenue Service.

“Knowledge of the Seller” or any similar phrase means the actual knowledge of the Seller, without obligation of inquiry.

“Law” means any statute, law, ordinance, rule, regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Company and any of its Subsidiaries, taken as a whole, provided, however, that a Material Adverse Effect shall not include: (i) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business, so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (ii) acts of war, sabotage or terrorism, military actions, or the escalation thereof; (iii) Acts of God, force majeure, or natural disasters; (iv) any change in applicable Law or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (v) the transactions contemplated by this Agreement becoming public; or (vi) compliance with the terms of, and taking any action required by, this Agreement, or the taking or not taking any actions at the request of, or with the consent of, the Buyer.

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“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Proposal” means any unsolicited written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all assets of the Company, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Shares, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction, or (iv) any other transaction that is inconsistent with the intent and purpose of this Agreement.

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“$” means United States dollars.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II
PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller will sell, transfer and deliver, and the Buyer will purchase from the Seller, all of the Shares for an aggregate purchase price of $1,600,000 (the “Purchase Price”) payable as described below.

(a) At the Closing, the Deposit shall be released to the Seller.

(b) In addition to the release of the Deposit to the Seller, $350,000 (the “Cash Portion”) shall be paid by the Buyer to the Seller at the Closing through the delivery to the Seller of cash in immediately available funds.

(c) The life insurance policies described in Section 2.1 of the Disclosure Schedule (the “Seller Policies”), which are owned by the Seller, for which the Seller is the named insured, and the named beneficiary of which has heretofore been the Company, shall be modified such that the Seller shall name a beneficiary of his choosing, which shall not be the Company.

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(d) At the Closing, the Buyer shall issue to the Seller 11,000 shares (the “New Shares”) of the common stock, par value $0.001 per share, of the Buyer (the “Buyer Common Stock”), which shares shall be duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights (the “Share Issuance”).

(e) On the 60th day following the Closing Date, the Buyer shall pay to the Seller an amount of cash in immediately available funds equal to $300,000 (the “Closing Receivables Payment”), to the extent that such amount of accounts receivable exist as of the Closing Date, without regard to whether the Buyer collects such accounts receivable at any time. For the avoidance of doubt, the Closing Receivables Payment shall be made by the Buyer to the Seller regardless of whether the Company is able to collect at least $300,000 of the accounts receivable during such 60-day period following the Closing Date.

(f) The remaining $700,000 of the Purchase Price (the “Deferred Portion”) shall be paid by the Buyer to the Seller over a period of two (2) years following the Closing in equal quarterly installments of $87,500 each, with the first such payment being made on October 31, 2018, and the last such payment being made on July 31, 2020; provided, however, that, upon a Change in Control of the Company after the Closing (and not as a result of the Closing), the Deferred Portion shall become immediately due and payable.

(g) The Buyer’s obligations to pay the Seller the Closing Receivables Payment and to pay to the Seller the Deferred Portion shall be secured by a first lien on the Shares and all of the assets of the Company pursuant to the pledge and security agreement described in Section 7.2(j).

2.2 Adjustment for Outstanding Indebtedness. The Cash Portion shall be decreased by the amount of any outstanding indebtedness for borrowed money of the Company existing as of the Closing Date and the deducted amount shall be utilized to pay off such outstanding indebtedness for borrowed money at the Closing. For the avoidance of doubt, indebtedness for borrowed money specifically includes the approximately $60,000 in liabilities that are guaranteed by the Seller and described in Section 6.4 of the Disclosure Schedule and specifically excludes accounts payable of the Company incurred in the ordinary course of business.

2.3 Closing. The consummation of the Acquisition (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties hereto on a date that is no later than two (2) Business Days immediately following the day on which the last of the conditions to closing contained in Article VII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or at such other location or on such other date as the Buyer and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

2.4 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer will (i) pay to the Seller the Cash Portion of the Purchase Price, adjusted in accordance with Section 2.2, by paying such sum to the Seller by transfer of immediately available funds in accordance with instructions provided by the Seller and (ii) deliver to the Seller all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement.

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(b) At the Closing, the Seller will deliver to the Buyer (i) a certificate or certificates representing his Shares duly endorsed or accompanied by stock powers duly endorsed in blank and (ii) all other documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

(c) Immediately prior to or at Closing, the Company will transfer title to the 2013 Ford F-150 FWD Super Crew Limited bearing vehicle identification number 1FTFW1ET1DFD55313 to Seller, free and clear of all Liens and will transfer to Seller ownership of the cellular phones currently used by the Seller and his spouse and the phone numbers associated therewith, which are (405) 615-8874 and (405) 627-1545.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof.

3.1 Authority and Enforceability. The Seller has the requisite legal capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2 Noncontravention.

(a) Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition or the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) to the actual knowledge of the Seller and assuming compliance with the filing and notice requirements set forth in Section 3.2(b)(i), violate any Law applicable to the Seller or (ii) violate any Contract to which the Seller is a party, except to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, or condition (financial or otherwise) of the Seller.

(b) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, or condition (financial or otherwise), of the Seller.

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3.3 The Shares. The Seller holds of record and owns beneficially all of the Shares free and clear of all Liens. The Seller is not party to any Contract obligating the Seller to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company. The Seller has the full right to sell, convey, transfer, assign and deliver the Shares, without the need to obtain the consent or approval of any third party. At and as of the Closing, the Seller will convey the Shares to the Buyer by instruments of assignment and transfer effective to vest in the Buyer, and the Buyer will have, good and valid record and marketable title to the Shares, free and clear of all Liens.

3.4 Brokers’ Fees. The Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Seller represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Article IV. Each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule. Any representation or warranty concerning the Company shall be deemed to be a representation concerning the Company and its Subsidiaries as a whole unless the context specifically requires otherwise.

4.1 Organization, Qualification and Corporate Power; Authority and Enforceability.

(a) The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

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4.2 Subsidiaries. Section 4.2 of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. One of the Company and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the federal and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, preemptive rights, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company. Except as set forth in Section 4.2 of the Disclosure Schedule, none of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000 shares of Common Stock, par value $1.00 per share, of which 517 shares are issued and outstanding. No other capital stock of the Company is authorized, issued or outstanding.

(b) Except as set forth in Section 4.3 of the Disclosure Schedule, there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Company and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company. There are no Contracts of any kind to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company, or any “phantom stock” right, stock appreciation right or other similar right with respect to the Company, or obligating the Company to enter into any such Contract.

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(c) There are no securities or other instruments or obligations of the Company, the value of which is in any way based upon or derived from any capital or voting stock of the Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote.

(d) There are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company. There are no voting trusts, registration rights agreements or stockholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company or with respect to the granting of registration rights for any of the capital stock of the Company. There are no rights plans affecting the Company.

(e) Except as set forth in Section 4.3 of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company.

4.4 Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the articles of incorporation or bylaws (or comparable organization documents, as applicable) of the Company, (ii) to the Knowledge of the Seller and assuming compliance with the filing and notice requirements set forth in Section 4.4(b)(i), violate any Law applicable to the Company on the date hereof or (iii) except as set forth in Section 4.4(a) of the Disclosure Schedule, violate any Contract to which the Company is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To the Knowledge of the Seller, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.4(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5 Financial Statements. Section 4.5 of the Disclosure Schedule contains true and complete copies of (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017 and the related unaudited consolidated statements of income and cash flows for the two years ended December 31, 2017 and December 31, 2016 (the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2018 and the related statements of income and cash flows for the three-month period ended March 31, 2018 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). Except as set forth in Section 4.5 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, on that basis, fairly present, in all material respects, the financial condition and results of operations of the Companies and their Subsidiaries as of the indicated dates and for the indicated periods (subject to normal year-end adjustments and the absence of notes). Section 4.5 of the Disclosure Schedule indicates the material differences between Accounting Principles and GAAP.

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4.6 Taxes. Except as set forth in Section 4.6 of the Disclosure Schedule:

(a) All material Tax Returns required to have been filed by the Company have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued.

(b) To the Knowledge of the Seller, there is no audit pending against the Company in respect of any Taxes. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) The Company has withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any Tax allocation or sharing agreement.

4.7 Compliance with Laws and Orders; Permits. To the Knowledge of the Seller:

(a) The Company is in compliance with all Laws and Orders to which the business of the Company is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to conduct its business as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8  No Undisclosed Liabilities. Except as set forth in Section 4.8 of the Disclosure Schedule, the Company does not have any Liability, except for (a) Liabilities set forth on the Interim Financial Statements (rather than in any notes thereto) and (b) Liabilities which have arisen since the date of the Interim Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law).

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4.9 Tangible Personal Assets.

(a) The Company has good title to, or a valid interest in, all of its tangible personal assets, free and clear of all Liens, other than (i) Liens for current real or personal property Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (ii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business or that are being contested in good faith, (iii) Liens and encroachments which do not materially interfere with the present or proposed use of the properties or assets they affect, (iv) Liens that will be released prior to or as of the Closing, (v) Liens arising under this Agreement, (vi) Liens created by or through the Buyer, (vii) Liens set forth on Section 4.9 of the Disclosure Schedule or (viii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company thereof to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, such personal properties and assets (the “Permitted Liens”).

(b) The Company’s tangible personal assets are in operating condition and working order and repair, when taken as a whole, subject to ordinary wear and tear and repairs from time to time in the ordinary course of business and are suitable for the purposes for which they are currently being used.

4.10 Real Property.

(a) Owned Real Property.

The Company does not own any real property.

(b) Leased Real Property.

Section 4.10(b) of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company is either lessor or lessee. The Seller has heretofore made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Seller, (i) all Real Property Leases are valid and binding Contracts of the Company and are in full force and effect (except for those that have terminated or will terminate by their own terms), and (ii) neither the Company or any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11 Intellectual Property.

(a) Section 4.11 of the Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Company (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(b) As of the date hereof, all necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

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(c) Except as set forth on Section 4.11 of the Disclosure Schedule, (i) the Company is the exclusive owner of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) to the Knowledge of the Seller no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the Knowledge of the Seller, neither the use of the Company-Owned Intellectual Property as currently used by the Company in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, the Company has made no claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

(d) Except as set forth in Section 4.11 of the Disclosure Schedule, the Company has not permitted or licensed any Person to use any Company-Owned Intellectual Property.

(e) Section 4.11 of the Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Company licenses from a Person Intellectual Property that is material to and used in the conduct of the business by the Company.

(f) To the Knowledge of the Seller, the Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Company is licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12 Absence of Certain Changes or Events.

Except as set forth in Section 4.12 of the Disclosure Schedule, since the date of the Interim Financial Statements, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 4.12 of the Disclosure Schedule, since that date:

(a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b)       the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the ordinary course of business;

(c)       no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Company is a party or by which any of them is bound;

(d)       the Company has not imposed any Liens upon any of its assets, tangible or intangible;

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(e)       the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(f)       the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the ordinary course of business;

(g) the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(h) there has been no change made or authorized in the certificate of incorporation or bylaws of the Company;

(i) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(j) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(k) the Company has not entered into any employment contract or modified the terms of any existing such contract or agreement;

(l) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business; and

(m) the Company has not committed to any of the foregoing.

4.13 Contracts.

(a) Except as set forth in Section 4.13 of the Disclosure Schedule, as of the date hereof, the Company is not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Company to engage or compete in any manner of the business presently conducted by the Company; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $50,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement; and (v) Contract that involves performance of services or delivery of goods or materials by or to the Company in an amount or with a value in excess of $50,000 in any 12-month period (which period may extend past the Closing).

(b) The Seller has heretofore made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.13 of the Disclosure Schedule. To the Knowledge of the Seller, (i) all such Contracts are valid and binding, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither the Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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4.14 Litigation. Except as set forth in Section 4.14 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Seller, threatened against the Company that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15 Employee Benefits.

(a) Section 4.15 of the Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by the Company or any of its Subsidiaries (the “Company Benefit Plans”). The Seller has delivered or made available to the Buyer copies of (i) each Company Benefit Plan, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) Except as set forth in Section 4.15 of the Disclosure Schedule, (i) none of the Company Benefit Plans is subject to Title IV of ERISA; (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Seller, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) each Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Company, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, employee or independent contractor, or result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

4.16 Labor and Employment Matters. Section 4.16 of the Disclosure Schedule sets forth a list of all written employment agreements that obligate the Company to pay an annual salary of $50,000 or more and to which the Company is a party. To the Knowledge of the Seller, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company. The Company is not party to any collective bargaining agreement. The Company is in compliance with all foreign, federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and are not engaged in any unfair labor practice. There is no charge pending or, to the Knowledge of the Seller, threatened against the Company alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against the Company pending before the National Labor Relations Board or any similar entity. The Company (i) has properly classified and treated all of its workers as independent contractors or employees and (ii) has, to the extent permitted by Law, properly classified and treated all of its employees as “exempt” or “nonexempt” from overtime requirements under applicable Law.

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4.17 Environmental. Except (a) as set forth in Section 4.17 of the Disclosure Schedule or (b) for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Seller (i) the Company is in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (ii) the Company possesses and is in compliance with all Permits required under any Environmental Law for the conduct of its operations and (iii) there are no Actions pending against the Company alleging a violation of any Environmental Law.

4.18 Insurance. Section 4.18 of the Disclosure Schedule sets forth a list of each insurance policy that covers the Company or its businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and the Company is not in violation or breach of or default under any of its obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.19 Brokers’ Fees. Except as set forth in Section 4.19 of the Disclosure Schedule, which such fees shall be paid prior to or at Closing with the Company’s cash, the Company has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.20 Equipment. Section 4.20 of the Disclosure Schedule sets forth a complete and accurate list of all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property (but excluding inventories, including raw materials, parts, work in process, packaging and finished goods) (collectively, the “Equipment”), owned by the Company other than items having a net book or market value individually of less than five thousand dollars ($5,000) or expensed for tax purposes, as of the date of the Interim Financial Statements. The Company has not acquired an item of Equipment for in excess of such amount since such date. The Equipment, and all personal property held by the Company, are utilized by the Company in the ordinary course of business.

4.21 Inventories. All of the Company’s inventories, including raw materials, parts, work in process, packaging and finished goods, consist solely of, and will consist solely of, material and goods of a quality and quantity which are usable or saleable in the normal course of the business carried on by the Company. Such inventories are adequate for present needs of the business of the Company, and shall be fairly reflected on the books of account of the Company in accordance with best practices and consistent with the Company’s previous accounting methods.

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4.22 Vendors. Section 4.22 of the Disclosure Schedule lists the five (5) largest vendors of the Company based on the dollar amount of purchases and sales for the fiscal year ended December 31, 2017. The relationships of the Company with such vendors are good commercial working relationships, and no vendor of material importance to the Company has (a) cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with the Company, or (b) during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use in the business of the Company.

4.23 Potential Conflicts of Interest. Except as set forth in Section 4.23 of the Disclosure Schedule, no officer, director, stockholder (or Affiliate thereof) or, to the Knowledge of the Seller, employee of the Company (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock or other equity securities for investment purposes in securities of publicly held and traded companies) or is an officer, director, manager, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of any of the Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company is using or the use of which is necessary for their business; (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under any Company Benefit Plan and similar matters and agreements; or (d) is party to any agreement, contract or commitment with the Company or has received any loan, advance or investment from the Company that has not been repaid in full prior to the date hereof.

4.24 Product Warranty; Product Liability. The Company does not manufacture any products. To the Knowledge of the Seller, (a) each product sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and (b) the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) for replacement or repair thereof or other damages in connection therewith, in excess of the reserve for product warranty claims (if any) that are set forth in the Interim Financial Statements. No product sold or delivered by the Company is subject to any guaranty, warranty, or other indemnity by the Company beyond the applicable standard terms and conditions of sale. The Company has no liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or delivered by the Company, except liabilities for which appropriate reserves have been established in accordance with best practices and consistent with the Company’s previous accounting methods.

4.25 Officers and Directors; Bank Accounts, Signing Authority, Powers of Attorney. Section 4.25 of the Disclosure Schedule lists all officers and directors of the Company. Except as set forth in Section 4.25 of the Disclosure Schedule, the Company does not have an account or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of the Company, to withdraw any money or other property from any bank, brokerage or other account of the Company or to act under any power of attorney granted by the Company at any time for any such purpose. Section 4.25 of the Disclosure Schedule also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of the Company.

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4.26 Accounts Receivable. All accounts and notes receivable of the business of the Company arose in the ordinary and usual course of the business, represent valid obligations due, and except for instalment loan contracts and customer side notes either have been collected in full or, to the Knowledge of the Seller, are collectable in full not later than 60 days after the invoice or due date of such receivables.

4.27 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that each statement contained in this Article V is true and correct as of the date hereof.

5.1 Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada.

5.2 Authorization. The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer or the shareholders of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3 Noncontravention.

(a) Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the articles of incorporation or bylaws of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof or (iii) violate any Contract to which the Buyer is a party, including, without limitation, the Buyer’s lending arrangements, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.4(b)(i), (ii) post-closing securities filings or notifications required to be made under federal securities laws, or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Buyer and any of its Subsidiaries, taken as a whole.

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5.4 Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Seller or the Company.

5.5 Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make the payment of the Cash Portion and the Closing Receivables and consummate the transactions contemplated by this Agreement.

5.6 Litigation. There is no Action pending or threatened against the Buyer that challenges or seeks to enjoin, alter or materially delay the Acquisition or the other transactions contemplated by this Agreement. To the Buyer’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

5.7 Capitalization. As of the date of this Agreement, the authorized capital stock of the Buyer consists of (i) 300,000,000 shares of the Buyer Common Stock, 28,026,713 of which are issued and outstanding, and (ii) 20,000 shares of Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Shares”), 6,666.67 of which are issued and outstanding.  As of the date of this Agreement, (i) no shares of the Buyer Common Stock are held in the treasury of Buyer, (ii) 83,405 shares of the Buyer Common Stock are reserved for issuance upon the conversion of the outstanding Series D Preferred Shares, (iii) 221,713 shares of Buyer Common Stock are reserved for issuance upon exercise of outstanding options, (iv) 2,361,713 shares of Buyer Common Stock are reserved for issuance upon exercise of outstanding warrants, and (v) 15,000,000 shares of the Buyer Common Stock are reserved for issuance under employee benefit plans of the Buyer. The issued and outstanding shares of the Buyer Common Stock and the Series D Preferred Stock have been, and the New Shares to be issued hereunder will be, duly authorized and validly issued, fully paid and nonassessable, and free of preemptive rights. The Buyer has not, subsequent to March 31, 2018, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Except for the Series D Preferred Shares, the Buyer has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Buyer of any kind to redeem purchase or otherwise acquire any outstanding shares of capital stock of the Buyer. There are no outstanding bonds, debentures, notes or other indebtedness or securities of the Buyer having the right to vote on any matters on which stockholders of the Buyer may vote. Except as set forth above in this Section 5.8, no shares of capital stock or other voting securities of the Buyer are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Buyer is a party or by which any of them is bound obligating the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Buyer or obligating the Buyer to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

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5.8 SEC Reports and Financial Statements. The Buyer has filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Buyer SEC Reports”) required to be filed by the Buyer with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Buyer SEC Reports complied in all material respects with the requirements of the Exchange Act, as amended, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Reports, and none of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from the Staff of the SEC with respect to any of the Buyer SEC Reports.

ARTICLE VI
COVENANTS

6.1 Consents. The Company will use its commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

6.2 Operation of the Company’s Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of the Buyer (which consent will not be unreasonably withheld or delayed), will use commercially reasonable efforts to carry on its business in a manner consistent with past practice and not take any action or enter into any transaction that would result in the following:

(a) any change in the articles of incorporation or bylaws of the Company or any amendment of any material term of any outstanding security of the Company;

(b) any issuance or sale of any additional shares of, or rights of any kind to acquire any shares of, any capital stock of any class of the Company (whether through the issuance or granting of options or otherwise);

(c) any incurrence, guarantee or assumption by the Company of any indebtedness for borrowed money other than in the ordinary course of business in amounts and on terms consistent with past practice;

(d) any change in any method of accounting, accounting principle or accounting practice by the Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) except in the ordinary course of business (i) any adoption or material amendment of any Company Benefit Plan, (ii) any entry into any collective bargaining agreement with any labor organization or union, (iii) any entry into an employment agreement or (iv) any increase in the rate of compensation to any employee in an amount that exceeds 10% of such employee’s current compensation; provided, that the Company may (A) take any such action for employees in the ordinary course of business or pursuant to any existing Contracts or Company Benefit Plans and (B) adopt or amend any Company Benefit Plan if the cost to such Person of providing benefits thereunder is not materially increased;

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(f) except in the ordinary course of business, any cancellation, modification, termination or grant of waiver of any material Permits or Contracts to which the Company is a party, which cancellation, modification, termination or grant of waiver would, individually or in the aggregate, have a Material Adverse Effect;

(g) any change in the Tax elections made by the Company or in any accounting method used by the Company for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of the Company for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Company;

(h) except in the ordinary course of business, any acquisition or disposition of any business or any material property or asset of any Person (whether by merger, consolidation or otherwise) by the Company;

(i) any grant of a Lien on any properties and assets of the Company that would have, individually or in the aggregate, a Material Adverse Effect; provided, however, Company may grant a Lien on its assets in the ordinary course of business; or

(j) any entry into any agreement or commitment to do any of the foregoing.

6.3 Access. The Company will permit the Buyer and its Representatives to have reasonable access at all reasonable times during normal business, and in a manner so as not to interfere with the normal business operations of the Company, to the premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Company.

6.4 Transfer of Cash and Cash Equivalents. At Closing and subject to the last sentence of this Section 6.4, the Company and Seller will transfer, or cause to be distributed all cash and cash equivalents of the Company to, among other things, pay any fees owed by Company to brokers or advisors (including termination fees under any advisory agreement) and extinguish any indebtedness for borrowed money, including approximately $60,000 in liabilities that are guaranteed by the Seller and described in Section 6.4 of the Disclosure Schedule. Notwithstanding the foregoing, the Company shall have an amount in cash in its corporate bank account at the Closing that is equal to at least $200,000 in the aggregate.

6.5 Ongoing Operations and Employment Benefits Matters. For a period of three (3) years after the Closing Date, (a) the Company shall provide the current or equivalent health insurance plan of the Company to the Seller and his spouse on a basis consistent with the terms, conditions and overall administration of such plan and consistent with Section 7.1(j) of this Agreement, and (b) the Buyer and the Company will use their reasonable best efforts to operate the Company’s business in the geographic area where the Company has operated its business heretofore and to employ for that purpose the current employees of the Company other than the Seller. For a period of two (2) years following the Closing Date, the Company shall automatically forward all emails sent to the corporate email address smatheson@pt-hb.com to the following personal email address: stewptech@yahoo.com.

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6.6 Notice of Developments. The Seller and the Company will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of its respective representations, warranties, covenants or other agreements contained herein. The Buyer will give prompt written notice to the Seller and the Company of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.6 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

6.7 No Solicitation.

(a) The Seller and the Company will, and will cause each of their Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

(b) From and after the date of this Agreement, without the prior consent of the Buyer, neither the Seller nor the Company will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(c) In addition, the Seller shall immediately communicate to the Buyer the terms of any Transaction Proposal received by the Seller or the Company, or any of their Representatives.

6.8 Covenant not to Compete. For a period of five years from and after the Closing, or, if sooner, until any failure by the Buyer to satisfy its obligations under Article II hereof (the “Noncompetition Period”), the Seller shall not engage directly or indirectly in any business that is competitive with the current business of the Company (the “Business”) in any geographic area in which the Business is conducted; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, the Seller shall not induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any Affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any Affiliate of the Buyer. During the Noncompetition Period, the Seller shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an Affiliate of the Buyer. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.8 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

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6.9 Financial Information. The Seller shall cooperate with the Buyer and the Buyer’s independent certified public accounting firm in order to enable the Buyer to create audited financial statements prepared in accordance with the GAAP for the two full fiscal years preceding the Closing Date, by making available the Seller’s records as they are maintained in the ordinary course of business and answering reasonable questions.

6.10 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, each of the Seller, the Company and the Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable.

6.11 Collection of Closing Receivables. If and to the extent requested by the Buyer, the Seller shall take such actions as may be reasonably necessary or advisable to facilitate the collection of any Closing Receivables.

6.12 Public Reporting and Restrictive Legend. The Buyer shall, until the one year anniversary of the date of the Share Issuance, during any period in which the Buyer (a) is not subject to Section 13 or 15(d) of the Exchange Act, make available, upon request of the Seller, in connection with any sale thereof, the information required by Rule 144(c)(1) under the Securities Act, and (b) is subject to Section 13 or 15 (d) of the Exchange Act, make all filings required thereby in a timely manner. On the one year anniversary of the Share Issuance, or, if earlier, upon the delivery by the Seller of an opinion of counsel that the New Shares are being transferred pursuant to an exemption from registration under the Securities Act, Buyer shall, at the request of the Seller, remove from any certificate representing the New Shares any legend restricting their transfer.

ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a) The representations and warranties of the Seller set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer will have received a certificate signed by the Seller to such effect.

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(b) Each of the Seller and the Company will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of each of the Seller and the Company to consummate the Acquisition or perform its other obligations hereunder. The Buyer will have received a certificate signed by the Seller to such effect.

(c) The Buyer shall have completed its legal due diligence review of the Company and the Business, its assets and liabilities, and the results thereof shall be reasonably satisfactory to the Buyer.

(d) There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Interim Financial Statements which has had or is reasonably likely to cause a Material Adverse Effect.

(e) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(f) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(g) Each party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(h) The Seller shall have (i) obtained releases of any liens or (ii) a payoff letter confirming the payoff due from Company at Closing reasonably acceptable to the Buyer, regarding charges or encumbrances against any of the assets of the Company, at the Seller’s expense.

(i) The Buyer shall have received such pay-off letters and releases relating to the indebtedness described on Section 4.3 of the Disclosure Schedule as it shall have requested and such pay-off letters shall be in form and substance reasonably satisfactory to it.

(j) The Company and the Seller shall have entered into a strategic advisor consulting agreement in the form set forth as Exhibit A to this Agreement (the “Consulting Agreement”) for a term of two years that includes annual compensation of $40,000.

(k) Company employees identified on Section 7.1 of the Disclosure Schedule shall have entered into non-competition and non-solicitation agreements in form and substance satisfactory to the Buyer.

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(l) The Company shall have delivered evidence reasonably satisfactory to the Buyer of the Company’s corporate organization and proceedings and its existence in the jurisdiction in which it is incorporated, including evidence of such existence as of the Closing.

(m) All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the Acquisition is subject to the satisfaction or waiver by the Seller of the following conditions:

(a) The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Seller will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(b) The Buyer will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Seller will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(c) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e) Each party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any Governmental Entities, lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(f) The Company and the Seller shall have entered into the Consulting Agreement.

(g) The Cash Portion, subject to adjustment as set forth in this Agreement, shall have been paid to the Seller.

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(h) The Buyer and the Seller shall have provided written instruction to the Escrow Agent for release of the Deposit in accordance with the terms of the Escrow Agreement.

(i) The Company shall have transferred the Seller Policies to the Seller.

(j) The Buyer, the Company and the Seller shall have entered into a pledge and security agreement in the form of Exhibit B to this Agreement that grants to the Seller a first priority security interest in the Shares and the assets of the Company to secure the Buyer’s obligation to pay the Seller the Closing Receivables Payment and to pay to the Seller the Deferred Portion.

(k) All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

8.1 Termination of Agreement. This Agreement may be terminated as follows:

(a) by mutual written consent of the Buyer and the Seller at any time prior to the Closing;

(b) by either the Buyer or the Seller if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either the Buyer or the Seller if the Closing does not occur on or before July 31, 2018; provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(d) by the Buyer if the Seller has breached his representations and warranties or any covenant or other agreement to be performed by him in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied; or

(e) by the Seller if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Seller or the Buyer as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any suit for breach of this Agreement) on the part of the Buyer, the Company or the Seller (or any stockholder, agent, consultant or Representative of any such party); provided, that the provisions of Sections 10.1, 10.6, 10.7, 10.8, 10.11, 10.14 and this Section 8.2 will survive any termination hereof pursuant to Section 8.1.

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8.3 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Company and the Seller.

8.4 Waiver. At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Seller and the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Seller or any conditions to his own obligations. Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Seller and the Company, may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or any conditions to their own obligations. Any agreement on the part of the Seller and the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Seller and the Company. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX
INDEMNIFICATION

9.1 Survival. The representations and warranties made herein and in any certificate delivered in connection herewith shall survive for a period of eighteen (18) months following the Closing Date, at which time they shall expire; provided, however, that (i) the representations and warranties set forth in Sections 3.1, 3.3, 3.4, 4.1, 4.3, and 4.19 of this Agreement shall survive until the expiration of the applicable statute of limitations and (ii) the representations and warranties in Section 4.6 of this Agreement shall survive until the expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all agreements and covenants contained in this Agreement will survive the Closing and remain in effect until thirty (30) days after the expiration of the applicable statutes of limitations. To avoid any doubt, the parties agree that the time limitations herein limit the time in which a claim may be brought even though such time limits may be less than those otherwise afforded under applicable statutes of limitations. In the event that a claim has been brought within such time periods, the running of such time prior to the final adjudication of such claim shall not time bar the continuation of such claim. Notwithstanding the foregoing, Buyer and acknowledges and agrees that neither the Seller nor the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III hereof, and that it is not relying and has not relied on any presentation or warranty whatsoever regarding the subject matter of this Agreement, express or implied, except fort the representations and warranties in such Article III.

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9.2 Indemnification by the Seller. From and after the Closing, the Seller agrees to indemnify, defend and save Buyer and its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all liabilities, deficiencies, demands, claims, Actions, assessments, losses, costs, expenses, interest, fines, penalties and damages (including fees and expenses of attorneys and accountants and costs of investigation) (individually and collectively, the “Losses”; provided, however, that the Losses shall not include consequential, punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Entity, suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of the Seller contained in Article III or IV of this Agreement or (b) the failure of the Seller to perform any of his covenants or obligations contained in this Agreement.

9.3 Indemnification by Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Seller and to the extent applicable, the Seller’s Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article V of this Agreement or (b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement.

9.4 Limitations. In no event shall the indemnification obligations provided for in Section 9.2(a) above exceed the sum of (a) the cash value of the Seller Policies and (b) to the extent actually paid to the Seller, the Deposit, the Cash Portion, the Closing Receivables Payment and the Deferred Portion.

9.5 Indemnification Procedure.

(a) If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any Action, Liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article IX (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has been advised by the Indemnifying Party’s counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. All claims other than Third-Party Claims (a “Direct Claim”) may be asserted by the Indemnified Party giving notice to the Indemnifying Party. Absent an emergency or other extenuating circumstance, the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim prior to taking any material actions to remedy such Direct Claim.

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(b) In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or judgment would require the Indemnifying Party to pay any amount. The Indemnifying Party may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only and (ii) a term of the settlement or judgment is that the Person or Persons asserting such Third-Party Claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any Third-Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed.

9.6 Failure to Give Timely Notice. A failure by an Indemnified Party to provide notice as provided in Section 9.4 will not affect the rights or obligations of any Person except and only to the extent that, as a result of such failure, any Person entitled to receive such notice was damaged as a result of such failure to give timely notice. Nothing contained in this Section 9.6 shall be deemed to extend the period for which the Seller’s representations and warranties will survive Closing as set forth in Section 9.1 above.

9.7 Sole and Exclusive Remedy. Except with respect to claims for specific performance or other equitable remedies and for claims based upon fraud, in respect of any breach of any representations, warranties, covenant agreements or obligations required to be performed on or after Closing pursuant to this Agreement, this Article IX shall be the sole and exclusive remedy for Losses of any Indemnified Party and each party waives all statutory common law and other claims with respect thereto, other than claims for indemnification under this Article IX from and after the Closing with respect to breaches of this Agreement.

9.8 Payments. Payments of all amounts owing by an Indemnifying Party under this Article IX shall be made promptly upon the determination in accordance with this Article IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

9.9 Recoupment under Deferred Portion.

(a) If the Seller is obligated to indemnify the Buyer or any other Buyer Indemnified Party for any indemnification claim in accordance with this Article IX, Buyer shall have the right to set-off the amount of such claim against the Deferred Portion.

(b) If the Buyer intends to set-off any amount hereunder, the Buyer shall provide not less than thirty (30) days’ prior written notice to the Seller of its intention to do so, together with a reasonably detailed explanation of the basis therefor (a “Set-Off Notice”). If, within ten (10) days of its receipt of a Set-Off Notice, the Seller provides the Buyer with written notice of such Seller’s dispute with Buyer’s right to make such set-off, Buyer and such Seller (and their respective representatives and advisors) shall meet (which may be accomplished telephonically) in good faith within five (5) days to attempt to resolve their dispute. If such dispute remains unresolved despite Buyer’s good faith attempt to meet with the Seller and resolve such dispute, Buyer may set-off under this Section 9.9 only (a) with respect to those indemnification claims that have been Finally Determined (as defined below), (b) as described in the first sentence of Section 9.9(c) with the prior written consent of the Seller.

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(c) In the event of a dispute with respect to any indemnification claim against Seller made in good faith pursuant to this Article IX, and the liability for and amount of Losses therefore, Buyer may withhold any payments of the Deferred Portion up to the disputed amount, but only if the Buyer deposits such withheld amounts into escrow in accordance with a mutually agreed upon escrow agreement, provided that if the parties cannot agree upon the terms of the escrow agreement or the escrow agent, the Buyer shall deposit the withheld payments with a court of competent jurisdiction in the State of Oklahoma. For purposes of this Agreement, the term “Finally Determined” shall mean with respect to any indemnification claim made, and the liability for and amount of Losses therefor, when the parties to such claim have so determined by mutual agreement or, if disputed, when a final, non-appealable judgment has been issued by a court having proper jurisdiction.

ARTICLE X
MISCELLANEOUS

10.1 Press Releases and Public Announcement. Neither the Buyer on the one hand, nor the Seller or the Company on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable law.

10.2 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.3 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

10.4 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Seller, and, in the case of assignment by the Seller or the Company, the Buyer.

10.5 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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10.6 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses of the parties as specified below:

If to the Buyer:            3355 Bee Caves Road, Suite 608

Austin, Texas 78746

Attention: Chief Executive Officer

Fax: 866-234-9806

With a copy to:           BEVILACQUA PLLC

1050 Connecticut Avenue, NW, Suite 500

Washington, DC 20036

Attention: Louis A Bevilacqua

Fax: (202) 869-0889

If to the Company:      P.O. Box 6920

Moore, OK 73153

Attention: Stewart Matheson

If to the Seller:             Stewart Matheson

21700 Villagio Drive

Edmond, OK 73012

with a copy to:             Rischard, Carsey & Byrne, PLLC

100 Park Avenue, Suite, 700

Oklahoma City, OK 73102

Attention: Justin Byrne

Fax: (405) 231-2830

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

10.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Oklahoma, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Oklahoma.

10.8 Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF OKLAHOMA AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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10.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

10.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.11 Expenses. Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

10.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13 Limited Recourse. Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the parties hereunder will be without recourse to any stockholder of such party or any of such stockholder’s affiliates (other than such party), or any of their respective Representatives or agents (in each case, in their capacity as such).

10.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

10.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

VICTORY OILFIELD TECH, INC.

By:	/s/ Kenneth Hill
Name:	Kenneth Hill
Title:	Chief Executive Officer

COMPANY:

PRO-TECH HARDBANDING SERVICES, INC.

By:	/s/ Stewart Matheson
Name:	Stewart Matheson
Title:	President

SELLER:

/s/ Stewart Matheson
STEWART MATHESON